State of Delaware
Secretary of State
Division of Corporations
Delivered 11:47 AM 11/19/2012
FILED 11:47 AM 11/19/2012
SRV 121241858 - 3051961 FILE

STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:The name of each constituent corporation is China Yida Holding, Co. , a Nevada corporation, and China Yida Holding, Co. , a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is China Yida Holding, Co. , a Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on November 19, 2012 .

SIXTH: The Agreement of Merger is on file at 28/F Yifa Building #111 Wusi Road,Fuzhou Fujian , the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 2840 S JONES BLVD #D-1, LAS VEGAS NV 89146.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 19 day of November, A.D., 2012.

By: ____________________
Authorized Officer

Name: Minhua Chen
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Title: Chief Executive Officer